Exhibit 21
Exhibit 21 – List of Direct and Indirect Subsidiaries of Orion HealthCorp, Inc.

Subsidiary Name	State of Incorporation or Organization
Baytown SurgiCare, Inc.	Texas

Bellaire ASC, LP	Texas

Bellaire SurgiCare, Inc.	Texas

Dennis Cain Management, LLC	Texas

Dennis Cain Physician Solutions, Ltd.	Texas

Integrated Physician Solutions, Inc.	Delaware

Medical Billing Services, Inc.	Texas

San Jacinto Surgery Center, Ltd. [1]	Texas

SurgiCare Memorial Village, LP [2]	Texas

Town & Country SurgiCare, Inc.	Texas

[1]	Sold effective March 1, 2006.

[2]	Sold effective January 31, 2006.